Exhibit 10(D)

SECOND AMENDMENT TO THE
CARPENTER TECHNOLOGY CORPORATION
DEFERRED COMPENSATION PLAN
FOR NON-MANAGEMENT DIRECTORS
As amended and restated, effective August 16, 2011

This SECOND AMENDMENT is made on this 12th day of June 2019, by Carpenter Technology Corporation, duly organized and existing under the laws of the State of Delaware (the “Company”).

INTRODUCTION

The Company established and maintains the Carpenter Technology Corporation Deferred Compensation Plan for Non-Management Directors (the “Plan”), which was last amended and restated generally effective August 16, 2011 and subsequently amended October 8, 2012.

The Company wishes to further amend the Plan to revise the provisions therein to provide more flexible installment distribution election options for the participants, to update the corporate governance structure of the Plan, to create the flexibility to offer participants investment fund options for the accrual of earnings on their deferred compensation, and to update the rabbi trust name.

AMENDMENT

NOW THEREFORE, the Company does hereby amend the Plan, effective immediately, as follows:

1.	Section 1.16 is deleted and the following is substituted therefor:
“1.16    ‘Investment Funds’ means the investment alternatives made available by the Plan Administrator from time to time under the Plan.”

2.	Section 1.18 is deleted and the following is substituted therefor:
“1.18    ‘Plan Administrator’ means the Company.”

3.	The following is added as a new Section 1.23:
“1.23    ‘Valuation Date’ means any day on which the New York Stock Exchange or any successor to its business is open for trading.”

4.	Section 4.4 is deleted and the following is substituted therefor:
“4.4    Earnings. Beginning for periods following December 31, 2019, all amounts credited to a Participant’s Account shall be credited with earnings at a rate equal to the Five-Year Medium Term Note Borrowing Rate, established during the Plan Year prior to the Plan Year to which such rate relates, unless the Plan Administrator provides Investment Funds under the Plan. If the Plan Administrator makes available Investment Funds, then the Participant’s Account shall be credited with earnings based on the Investment Funds as selected by such Participant pursuant to Section 4.4.2 below.

Exhibit 10(D)

4.4.1 Five-Year Medium Term Note Borrowing Rate. The Plan Administrator shall communicate to all Directors the Five-Year Medium Term Note Borrowing Rate for a Plan Year no later than the end of the next preceding Plan Year. Earnings tied to the Five-Year Medium Term Note Borrowing Rate on Credits shall begin to accrue on the date that such Deferral would have been paid to the Participant but for an election to defer under this Article IV. Earnings tied to the Five-Year Medium Term Note Borrowing Rate shall be compounded semi-annually on each January 1 and July 1. In addition, any distribution inclusive of earnings tied to the Five-Year Medium Term Note Borrowing Rate that are not made on either January 1 or July 1 shall have earnings compounded as of the date of distribution.

4.4.2 Investment Funds. The Plan Administrator may change the number, identity or composition of the Investment Funds from time to time. Each Participant shall indicate the Investment Funds based on which Deferrals under Section 4.2 are to be adjusted. No less frequently than as of each Valuation Date, each Participant’s Account shall be increased or decreased by the amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments net of any applicable investment management fees or administrative expenses as determined by the Plan Administrator. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such a manner as specified by the Plan Administrator. A Participant may change his or her Investment Fund election as soon as administratively practicable following the date the Plan Administrator receives notice of such change in the form prescribed by the Plan Administrator. Notwithstanding the foregoing, the amount of any distribution inclusive of earnings tied to Investment Funds shall be determined as of the Valuation Date immediately preceding the date of payment.

4.4.3 Prior Earnings. Notwithstanding the foregoing, earnings for periods prior to December 31, 2019 shall be credited to a Participant’s Account in accordance with the Company’s reasonable procedures in place from time to time.”

5.	Section 5.1 is deleted and the following is substituted therefor:
“5.1    Source of Distributions. All distributions shall, at the Company’s discretion, be made directly out of the Company’s general assets or from the Trust for Non-Qualified Deferred Compensation Benefit Plans of Carpenter Technology Corporation, if available.

6.	Section 5.2.2 is deleted and the following is substituted therefor:
“5.2.2    For Deferral Elections made prior to June 11, 2019, either:
5.2.2.1 Ten annual installments, with the distribution each year equal to the product resulting from multiplying the then current Tranche balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is ten for the first distribution and is reduced by one for each subsequent distribution; or
5.2.2.2 Fifteen annual installments, with the distribution each year equal to the product resulting from multiplying the then current Tranche balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is fifteen for the first distribution and is reduced by one for each subsequent distribution.”

Exhibit 10(D)

7.	Section 5.2.3 is deleted and the following is substituted therefor:
“5.2.3    For Deferral Elections made on or after June 12, 2019, annual installments payable over a number of years not in excess of fifteen, as specified by the Participant, with the distribution each year equal to the product resulting from multiplying the then current Tranche balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is the elected number of annual installment(s) for the first distribution and is reduced by one for each subsequent distribution.”

8.	Section 6.1 is deleted and the following is substituted therefor:
“6.1    General. The Plan shall be administered by the Plan Administrator. Employees of the Plan Administrator and members of the Committee, including any appointee or designee of such entity, shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the employee’s or member’s conduct of a similar situation.
The Plan Administrator or the Committee may appoint such agents, who need not be employees of the Plan Administrator or members of the Committee, as it deems necessary for the effective exercise of its duties and may delegate to such agents any powers and duties, both ministerial and discretionary, as the Plan Administrator or the Committee, as applicable, may deem expedient and appropriate.”

9.	Section 9.1 is deleted and the following is substituted therefor:
“9.1    Reservation of Rights. The Company reserves the right to amend or terminate the Plan at any time by action of the Committee. Notwithstanding the foregoing, no such amendment or termination shall reduce the balance of any Participant’s Account as of the date of such amendment or termination.”

10.	Section 9.2 is deleted and the following is substituted therefor:
“9.2    Funding upon Termination. Upon a complete termination of the Plan, the Company shall contribute to the Trust for Non-Qualified Deferred Compensation Benefit Plans of Carpenter Technology Corporation an amount equal to the aggregate of all amounts credited to Participants’ Accounts as of the date of such termination. If the Trust for Non-Qualified Deferred Compensation Benefit Plans of Carpenter Technology Corporation does not exist at the time the Plan is terminated, the Company shall create an irrevocable grantor trust to which it will contribute such amounts. This newly created trust shall be designed to ensure that Participants will not be subject to taxation on amounts contributed to and held under the trust on their behalf before the amounts are distributed.”
[signature page follows]

Exhibit 10(D)

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION

By:     ___________________________________

Title:    ___________________________________

4